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As filed with the Securities and Exchange Commission on August 14, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DELTAGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3260659 (I.R.S. Employer Identification Number)

DELTAGEN, INC.
1003 Hamilton Avenue
MENLO PARK, CALIFORNIA 94025
(650) 752-0200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William Matthews, Ph.D.
President And Chief Executive Officer
DELTAGEN, INC.
1003 Hamilton Avenue
Menlo Park, California 94025
(650) 752-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Talkington, Esq.
Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, California 94111
(415) 392-1122
(415) 773-5759 (Fax)

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title Of Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee

Common Stock, par value $0.001	1,282,514	$7.04	$9,028,898.50	$2,258

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on August 10, 2001.

   The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 14, 2001

1,282,514 Shares

DELTAGEN, INC.

Common Stock

    This prospectus is part of a registration statement that covers 1,282,514 shares of our Common Stock. These shares may be offered and sold from time to time by certain of our stockholders, as identified below in the section titled "Selling Stockholders". We will not receive any proceeds from the sale of the shares. On July 30, 2001, 766,894 of the shares were issued to the selling stockholders in connection with the acquisition of Arcaris, Inc., a Delaware corporation, and an additional 515,620 may be issued to the selling shareholders if certain milestones are met. The selling stockholders may sell the shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section titled "Plan of Distribution". Each selling stockholder has advised us that no sale or distribution other than as disclosed herein will be effected until after this prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. We will not receive any portion of the proceeds from the sale of the shares by the selling stockholders. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the selling stockholders are payable individually by the selling stockholders.

    On August 10, 2001, the last sale price of our common stock on the Nasdaq National Market was $7.24 per share. Our common stock is listed for quotation on the Nasdaq National Market under the symbol "DGEN."

    These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or an state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August   , 2001

THE COMPANY	1
USE OF PROCEEDS	1
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS	1
PLAN OF DISTRIBUTION	1
SELLING STOCKHOLDERS	2
LEGAL MATTERS	4
EXPERTS	4
WHERE YOU CAN FIND ADDITIONAL INFORMATION	4

No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of the prospectus.

THE COMPANY

    Deltagen was formed in 1997 and is a leading provider of genomics-based information, products and programs that are used to discover drug targets and drug candidates and to accelerate pharmaceutical and biotechnology drug and product development. We research, develop and use technologies that build upon our technology platforms to discover the function, role, usefulness and disease relevance of mammalian genes and secreted proteins in drug discovery and development. Our technology enables us to select and target genes we believe to be relevant to disease and delete, or "knock out," these genes in mice. We then use an extensive, integrated analysis program to assess the function and potential pharmaceutical relevance of these genes and the proteins these genes encode. We believe that our technology allows us to knock out genes in mice and to make discoveries on the mammalian function, role, usefulness and disease relevance of genes and secreted proteins in drug discovery faster and on a larger scale than has been previously possible.

Our address:
Deltagen, Inc.
1003 Hamilton Avenue
Menlo Park, California 94025
(650) 752-0200

    As used in this prospectus, "we," "us," "our" and "Deltagen" refer to Deltagen, Inc., a Delaware corporation.

USE OF PROCEEDS

    The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling stockholders. Deltagen will not receive any proceeds from the sale of these shares of common stock.

ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

    On July 24, 2001, the Company entered into a definitive merger agreement (the "Merger Agreement") under which the Company acquired Arcaris, Inc ("Arcaris") a privately-held company with a proprietary technology portfolio consisting of genetic, proteomic and cell-biological systems for direct identification and validation of novel drug targets and the creation of small molecule screens, in a tax-free reorganization that closed on July 30, 2001. The new wholly-owned subsidiary will be operated out of Arcaris' facilities in Salt Lake City, Utah, under the name Deltagen Proteomics, Inc.

    Under the terms of the Merger Agreement, the Company acquired all of the outstanding shares of Arcaris and assumed Arcaris employee stock options. In the transaction, the Company issued 766,894 new shares of common stock to the selling stockholders and reserved an additional 515,620 newly issued shares of common stock which may be issued to the selling stockholders upon the achievement of certain milestones as described in the Merger Agreement. This prospectus covers the resale of the shares of common stock issued in the merger as well as the shares which may be issued upon achievement of the key milestones.

PLAN OF DISTRIBUTION

    We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3, of which this prospectus forms a part, in connection with the future resale of these shares. With respect to the 1,282,514 shares to be issued to the selling stockholders, we have agreed to keep this registration statement effective until July 30, 2002, or such earlier time as these shares have been sold by the selling stockholders. Although we will receive no proceeds from this offering, we will bear all costs, expenses and fees in connection with this offering. The selling stockholders will bear any brokerage commissions or similar selling expenses related to their resale of their common stock.

    The common stock offered in this offering may be sold by the selling stockholders, from time to time, in the following manners:

  •
  in the over-the counter market,

  •
  on the Nasdaq National Market,

  •
  in privately negotiated transactions, or

  •
  by a combination of the above methods.

    The selling stockholders may sell at various fixed prices, at prevailing market prices or at negotiated prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, these broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. These broker-dealers may receive compensation in excess of customary commissions.

SELLING STOCKHOLDERS

    The following table sets forth certain information as of July 31, 2001, with respect to the selling stockholders. The following table assumes that the selling stockholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.

    The number and percentage of shares beneficially owned is based on shares outstanding at July 31, 2001, determined in accordance with Rule 13d-3 of the Exchange Act and assumes that all shares issuable upon the achievement of certain milestones described in the Merger Agreement are issued. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of July 31, 2001, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

    No selling stockholder has had any material relationship with us or any of our predecessors or affiliates within the last three years.

	Shares Beneficially Owned Prior to the Offering(1)			Shares Beneficially Owned After the Offering
Selling Stockholder			Shares Offered by this Prospectus
	Number	Percent		N1umber	Percent
Dennis B. Farrar	79,340(2)	*	79,340(2)	0	*
Alexander Kamb, Ph.D	79,340(2)	*	79,340(2)	0	*
M. Scott Salka	14,349(2)	*	14,349(2)	0	*
Dale A. Stringfellow, Ph.D	4,524(2)	*	4,524(2)	0	*
Debra Eppstein	7,497(3)	*	7,103(2)	0	*
Jon Karpilow	591(2)	*	591(2)	0	*
Kwang-Hee Kim	136(2)	*	136(2)	0	*
Karen Repetny	39(2)	*	39(2)	0	*
Susan Westfall	428(2)	*	428(2)	0	*
Dr. Howard Goodman	7,894(2)	*	7,894(2)	0	*
Sandy S. C. Sung	39(2)	*	39(2)	0	*
Michael Feldhaus	788(2)	*	788(2)	0	*
Forrest Hsu	58(2)	*	58(2)	0	*
Michael Lualhati	49(2)	*	49(2)	0	*
Rodelio Lualhati	15(2)	*	15(2)	0	*
Jennifer McCormick	19(2)	*	19(2)	0	*
Kenneth J. McCormack	630(2)	*	630(2)	0	*
Sarah Mortensen	156(2)	*	156(2)	0	*
Ju-Fen Zhu	58(2)	*	58(2)	0	*
Teymour Alireza	5,262(2)	*	5,262(2)	0	*
Thomas J. Barnett III	2,630(2)	*	2,630(2)	0	*
Stephen V. Barent	6,578(2)	*	6,578(2)	0	*
Nancy B. Burke	5,262(2)	*	5,262(2)	0	*
Clontech Laboratories, Inc.	5,262(2)	*	5,262(2)	0	*
GC&H Investments	1,841(2)	*	1,841(2)	0	*
Orris Pty. Ltd	1,341(2)	*	1,341(2)	0	*
Christopher C. Pauling	1,315(2)	*	1,315(2)	0	*
Linus F. Pauling	2,604(2)	*	2,604(2)	0	*
Peter C. Pauling	5,262(2)	*	5,262(2)	0	*
Stephen Popper	2,630(2)	*	2,630(2)	0	*
Mason G. Stout, M.D.	2,630(2)	*	2,630(2)	0	*
Kathleen J. Whitby	2,630(2)	*	2,630(2)	o	*
Robert H. Whitby	2,631(2)	*	2,631(2)	0	*
Dani Yarisal	1,315(2)	*	1,315(2)	0	*
Kevin Kinsella	755(2)	*	755(2)	0	*
Ledbetter Davidson International Inc.	604(2)	*	604(2)	0	*
Warburg, Pincus Ventures L.P.	1,034,040(4)	3.4%	1,034,040(4)	0	*
Beth Drees	788(2)	*	788(2)	0	*
Alexander Rich	1,578(2)	*	1,578(2)	0	*

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes sole or shared voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or shares of convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of July 31, 2001 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not outstanding for purposes of computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)
59.8% of these shares were issued in connection with the closing of the merger under the Merger Agreement on July 30, 2001. Up to 40.2% of these shares may be issued upon the achievement of certain milestones as set forth in the Merger Agreement.

(3)
Includes 4,181 shares issued in connection with the closing of the merger under the Merger Agreement on July 30, 2001. Includes 2,922 shares which may be issued upon the achievement of certain key milestones as set forth in the Merger Agreement. Includes 394 shares issuable upon exercise of options exercisable within 60 days of July 31, 2001.

(4)
Includes 620,634 shares issued in connection with the closing of the merger under the Merger Agreement on July 30, 2001. Includes 413,406 which may be issued upon the achievement of certain key milestones as set forth in the Merger Agreement.

LEGAL MATTERS

    Orrick, Herrington & Sutcliffe LLP, counsel to Deltagen, will pass upon the validity of the common stock offered in this offering.

EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares of Common Stock offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and the shares of our Common Stock to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. Each statement in this prospectus regarding the contents of the referenced contract or other document is qualified in all respects by our reference to the copy filed with the registration statement.

    For further information about us and our Common Stock, we refer you to our registration statement and its attached exhibits, copies of which may be inspected without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a duplicating fee. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after date of initial filing of registration statement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the closing date of the offering.

    The following documents filed with the SEC are incorporated by reference in this prospectus:

1.
Our Annual Report on Form 10-K for the year ended December 31, 2000.

2.
Our definitive Proxy Statement dated March 23, 2001, filed in connection with our April 26, 2001 Annual Meeting of Stockholders.

3.
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

4.
Our Registration Statement on Form 8-A filed on July 25, 2000, with respect to our Common Stock.

    We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Richard Hawkins, 1003 Hamilton Avenue, Menlo Park, California 94025, telephone: (650) 752-0200.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market fee for listing additional shares.

Amount to be Paid
SEC registration fee	$2,258
Printing	$5,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$7,000
Blue Sky qualification fees and expenses	$5,000
Transfer Agent and Registrar fees	$3,000
Miscellaneous fees and expenses	$2,742

Total	$50,000

Item 15. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Registrant's Restated Certificate of Incorporation (Exhibit 3(i).3 to with Registrant's Registration Statement on Form S-1 (File No. 333-34668) declared effective on August 2, 2000) and Article 6 of the Company's Bylaws (Exhibit 3(ii).2 to with Registrant's Registration Statement on Form S-1 (File No. 333-34668) declared effective on August 2, 2000) provide for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Company has entered into Indemnification Agreements (Exhibit 10.7 to with Registrant's Registration Statement on Form S-1 (File No. 333-34668) declared effective on August 2, 2000) with its officer and directors. The Merger Agreement (Exhibit 10.32 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2001) also provides for cross-indemnification among the Company and the selling stockholders with respect to certain matters, including matters arising under the Securities Act.

II–1

Item 16. Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No.	Exhibit
3(i).3	Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on August 8, 2000 (1)
3(ii).2	Bylaws of the Registrant (1)
4.1	Specimen Common Stock Certificate (1)
4.2	Investors' Rights Agreement dated May 27, 1999(1)
4.3	Investors' Rights Agreement dated January 21, 2000(1)
+4.4	Agreement and Plan of Merger and Reorganization with Arcaris, Inc. dated July 24, 2001 (2)
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (see page II-5)

(1)
Incorporated by reference to the identically numbered exhibits filed with Registrant's Registration Statement on Form S-1 (File No. 333-34668) declared effective on August 2, 2000.

(2)
Incorporated by reference to Exhibit 10.32 filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 000-31147).

+
Confidential treatment has been requested with respect to a portion of this agreement.

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of

II–2

  the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on August 14, 2001.

DELTAGEN, INC.
/s/ AUGUSTINE G. YEE Augustine G. Yee Vice President of Corporate Development, General Counsel and Secretary

II–4

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Augustine G. Yee, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ WILLIAM MATTHEWS, PH.D. William Matthews, Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	August 14, 2001
/s/ RICHARD H. HAWKINS Richard H. Hawkins	Chief Financial Officer (Principal Financial and Accounting Officer)	August 14, 2001
Philippe Chambon, M.D., Ph.D.	Director
/s/ THOMAS A. PENN Thomas A. Penn	Director	August 14, 2001
/s/ F. NOEL PERRY F. Noel Perry	Director	August 14, 2001
/s/ WILLIAM A. SCOTT William A. Scott	Director	August 14, 2001
/s/ NICHOLAS J. SIMON Nicholas J. Simon	Director	August 14, 2001

II–5

EXHIBIT INDEX

Exhibit No.	Exhibit
3(i).3	Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on August 8, 2000 (1)
3(ii).2	Bylaws of the Registrant (1)
4.1	Specimen Common Stock Certificate (1)
4.2	Investors' Rights Agreement dated May 27, 1999(1)
4.3	Investors' Rights Agreement dated January 21, 2000(1)
+4.4	Agreement and Plan of Merger and Reorganization with Arcaris, Inc. dated July 24, 2001 (2)
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (see page II-5)

(1)
Incorporated by reference to the identically numbered exhibits filed with Registrant's Registration Statement on Form S-1 (File No. 333-34668) declared effective on August 2, 2000.

(2)
Incorporated by reference to Exhibit 10.32 filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 000-31147).

+
Confidential treatment has been requested with respect to a portion of this agreement.

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THE COMPANY
USE OF PROCEEDS
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
SELLING STOCKHOLDERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX